                                                                      EXHIBIT 11




                               THE BIBB COMPANY
                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         THREE MONTHS            THREE MONTHS
                                                             ENDED                  ENDED
                                                         APRIL 4, 1998          MARCH 29, 1997
                                                         -------------          --------------
Net income (loss) applicable to common stock               $    111                $ (2,191)

Weighted average shares outstanding:

   Weighted average common shares outstanding                10,062                  10,062

   Shares upon assumed exercise of stock options (1)            120                       0
                                                           --------                --------
     Weighted average share outstanding                      10,182                  10,062
                                                           --------                --------
Diluted net income (loss) per share of common stock            0.01                   (0.22)
                                                           ========                ========

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(1) Stock options are assumed exercised using the modified treasury stock method, except where the effect is anti-dilutive.